UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 31, 2010

GENERAL MOTORS COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34960	27-0756180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan		48265-3000
(Address of Principal Executive Offices)		(Zip Code)

(313) 556-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On December 31, 2010, Edward E. Whitacre, Jr. stepped down from the Board of Directors (the “Board”) of General Motors Company (the “Company”). Daniel F. Akerson, Chief Executive Officer of the Company, succeeded him as Chairman of the Board. Mr. Whitacre’s plans to leave the Board at the end of 2010 were previously disclosed by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

(d)(5) Effective January 1, 2011, the compensation arrangements for the non-employee members of the Board were modified to provide that at least 50% of each non-employee director’s $200,000 annual retainer must be deferred into share units of the Company’s Common Stock, $0.01 par value (the “Common Stock”). All or half of the remaining portion of the annual retainer may be deferred into share units at the director’s option. These deferred amounts will be paid only after the director retires or otherwise leaves the Board. Beginning in the January after the director’s departure from the Board, the deferred amounts will be paid based on average daily closing market prices for the Common Stock for the quarter preceding the payment. Payment will be made either in a lump sum or in annual installments for up to five years, at the director’s option.

In addition, the Board has adopted a policy, effective January 1, 2011, requiring each non-employee director to own Common Stock or share units with a market value of at least $300,000. Each director has up to five years from the later of the effective date or the date he or she is first elected to the Board to meet this ownership requirement. Under this policy, non-employee directors are prohibited from selling any securities issued by the Company (or derivatives related to those securities) while they are members of the Board. This policy is set forth in the Company’s Corporate Governance Guidelines, and the Board intends to review it annually to ensure that it is effective in aligning the interests of the Board and the Company’s stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Registrant)

January 6, 2011	By:	/s/ Nick S. Cyprus
(Date)		Nick S. Cyprus
Vice President, Controller and Chief Accounting Officer